EXHIBIT 10.5

TERM PROMISSORY NOTE

$5,000,000.00	Dated: October 17, 2003

For value received, MedAmicus, Inc., a Minnesota corporation (the “Borrower”) promises to pay to the order of M&I Marshall & Ilsley Bank (the “Bank”), at its offices in Minneapolis, Minnesota, in lawful money of the United States of America, the principal amount of Five Million and no/100 Dollars ($5,000,000.00); together with interest on any and all principal amounts remaining unpaid hereon from the date of this Note until such principal amounts are fully paid at a fluctuating annual rate equal to 2.50% above LIBOR (as defined in the Loan Agreement).  Each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in LIBOR.

The Borrower shall pay principal in 60 monthly installments of $83,334.00 each payable on the last day of each month starting on November 30, 2003 and continuing on the last day of each month thereafter until October 31, 2008 when all remaining principal and accrued interest shall be due and payable in full.  The Borrower shall pay accrued interest on this Note on the last day of each month starting on November 30, 2003 and at maturity.

This Note is the Term Note referred to in, and is entitled to the benefits of, the Revolving Credit and Term Loan Agreement dated as of the date hereof (the “Loan Agreement”) between the Borrower and the Bank, which Loan Agreement, among other things, contains provisions for the acceleration of the maturity of this Note upon the happening of certain stated events, for an increase to the interest rate upon the happening of certain stated events, and for prepayments of the principal amount due under this Note upon stated terms and conditions.

MedAmicus, Inc.

By	/s/ James D. Hartman
James D. Hartman
Its President & CEO